SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                SCHEDULE 13G
                               (RULE 13d-102)

       INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
         RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13D-2(b)


                      Advantica Restaurant Group, Inc.
                      --------------------------------
                              (Name of Issuer)

                                Common Stock
                       ------------------------------
                       (Title of Class of Securities)

                                 00758B109
                         -------------------------
                               (CUSIP Number)

                              October 11, 2000
        -----------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  00758B109                  13G
----------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON                       Aspen Advisors LLC
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       13-4118717
----------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       [  ] (a)
       [  ] (b)
----------------------------------------------------------------------------
  3    SEC USE ONLY

----------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
----------------------------------------------------------------------------
                       5    SOLE VOTING POWER
                            0
     NUMBER OF         -----------------------------------------------------
       SHARES          6    SHARED VOTING POWER
    BENEFICIALLY            4,613,325
      OWNED BY         -----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWE
     REPORTING              0
       PERSON          -----------------------------------------------------
        WITH           8    SHARED DISPOSITIVE POWER
                            4,613,325
----------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,613,325
----------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  11.51%

----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       00
----------------------------------------------------------------------------




CUSIP NO.  00758B109                  13G
----------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON                              Nikos Hecht
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

----------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       [  ] (a)
       [  ] (b)
----------------------------------------------------------------------------
  3    SEC USE ONLY

----------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S. citizen
----------------------------------------------------------------------------
                       5     SOLE VOTING POWER
                             0
     NUMBER OF         -----------------------------------------------------
       SHARES          6     SHARED VOTING POWER
    BENEFICIALLY             4,613,325
      OWNED BY         -----------------------------------------------------
        EACH           7     SOLE DISPOSITIVE POWER
     REPORTING               0
       PERSON          -----------------------------------------------------
        WITH           8     SHARED DISPOSITIVE POWER
                             4,613,325
----------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,613,325
----------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  11.51%

----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       IN
----------------------------------------------------------------------------




CUSIP NO.  00758B109                  13G
----------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON                         Aspen Capital LLC
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       13-4118715
       13-41187151313
----------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       [  ] (a)
       [  ] (b)
----------------------------------------------------------------------------
  3    SEC USE ONLY

----------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
----------------------------------------------------------------------------
                       5     SOLE VOTING POWER
                             0
     NUMBER OF         -----------------------------------------------------
       SHARES          6     SHARED VOTING POWER
    BENEFICIALLY             3,689,725
      OWNED BY         -----------------------------------------------------
        EACH           7     SOLE DISPOSITIVE POWER
     REPORTING               0
       PERSON          -----------------------------------------------------
        WITH           8     SHARED DISPOSITIVE POWER
                             3,689,725
----------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,689,725
----------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  9.21%

----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       00
----------------------------------------------------------------------------



ITEM 1(a).   NAME OF ISSUER.

             Advantica Restaurant Group, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             203 East Main Street, Spartanburg, SC 29319-9966

ITEM 2(a).   NAME OF PERSON FILING.

             1. Aspen Advisors LLC, a Delaware limited liability company ("Aspen");
             2.  Nikos Hecht; and
             3.  Aspen Capital LLC, a Delaware limited liability company
                 ("ACL").

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             152 W. 57th Street, New York, NY 10019

ITEM 2(c).   CITIZENSHIP.

             Aspen and ACL:  Delaware           Nikos Hecht:  U.S. citizen

ITEM 2(d).   TITLE OF CLASS OF SECURITIES.

             Common Stock

ITEM 2(e).   CUSIP NUMBER.

             00758B109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)  [ ]  Broker or dealer registered under Section 15 of the
                       Exchange Act.

             (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                       Act.

             (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Exchange Act.

             (d)  [ ]  Investment company registered under Section 8 of the
                       Investment Company Act.

             (e)  [ ]  An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E).

             (f)  [ ]  An employee benefit plan or endowment fund in
                       accordance with Rule 13d-1(b)(1)(ii)(F).

             (g)  [ ]  A parent holding company or control person in
                       accordance with Rule 13d-1(b)(1)(ii)(G).

             (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

             (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

ITEM 4.      OWNERSHIP.

             See Section 5-9 and 11 of each cover page.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON.

             Aspen manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the Issuer's Common Stock, except ACL, which indirectly owns more than 5% of the Common Stock of the Issuer. Nikos Hecht is the managing member of Aspen.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.



                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 9, 2000


                                    ASPEN ADVISORS LLC


                                    By:  /s/ Nikos Hecht
                                       ------------------------------
                                       Name:  Nikos Hecht
                                       Title: Managing Member


                                    ASPEN CAPITAL LLC


                                    By:  /s/ Nikos Hecht
                                       -------------------------------
                                       Name:  Nikos Hecht
                                       Title: Managing Member



                                    /s/ Nikos Hecht
                                    ----------------------------------
                                    Name: Nikos Hecht